Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Enphase Energy Australia Pty. Ltd., an Australian corporation.
Enphase Energy Canada, Inc., a Canadian corporation.
Enphase Energy S.A.S., a French corporation.
Enphase Energy NL B.V., a Dutch private limited liability company.
Enphase Energy New Zealand Limited, a New Zealand corporation.
Enphase Energy International LLC, a Delaware corporation.
Enphase Solar Energy India Pvt. Limited, an Indian private limited company.
Enphase Energy Mexico, S. DE R.L. DE C.V., a Mexican corporation.
Enphase Energy S.r.l., an Italian corporation.
Enphase Energy Canada Holdings, Inc., a Canadian corporation.